                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                         PURSUANT TO RULE 13d-2(b)/1/

                           Jones Apparel Group, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  480074 10 3
--------------------------------------------------------------------------------
                                (CUSIP Number)

                               December 31, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X] Rule 13d-1(b)
     [_] Rule 13d-1(c)
     [_] Rule 13d-1(d)


                        (Continued on following pages)

                              Page 1 of 15 Pages
___________________

     /1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

  ---------------------                                       ------------------
  CUSIP No. 480074 10 3               13G                     Page 2 of 15 Pages
  ---------------------                                       ------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Warren E. Buffett
------------------------------------------------------------------------------
      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (A) [X]
                                                                (B) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZEN OR PLACE OF ORGANIZATION
 4
      United States Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             12,125,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
    REPORTING        7
                          -0-
   PERSON WITH     -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          12,125,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      12,125,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.9
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      IN
------------------------------------------------------------------------------

  ---------------------                                  ------------------
  CUSIP No. 480074 10 3               13G                Page 3 of 15 Pages
  ---------------------                                  ------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Berkshire Hathaway Inc.
------------------------------------------------------------------------------
      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (A) [X]
                                                                (B) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZEN OR PLACE OF ORGANIZATION
 4
      Delaware Corporation
------------------------------------------------------------------------------
                          SOLE VOTING POWER
     NUMBER OF       5
      SHARES              -0-
                    -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             12,125,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
    REPORTING        7
                          -0-
                   -----------------------------------------------------------
   PERSON WITH            SHARED DISPOSITIVE POWER
                     8
                          12,125,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      12,125,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.9
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      HC, CO
------------------------------------------------------------------------------

  ---------------------                                       ------------------
  CUSIP No. 480074 10 3               13G                     Page 4 of 15 Pages
  ---------------------                                       ------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      OBH, Inc.
------------------------------------------------------------------------------
      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (A) [X]
                                                                (B) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZEN OR PLACE OF ORGANIZATION
 4
      Delaware Corporation
------------------------------------------------------------------------------
                          SOLE VOTING POWER
     NUMBER OF       5
      SHARES              -0-
                   -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             12,125,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
    REPORTING        7
                          -0-
                   -----------------------------------------------------------
   PERSON WITH            SHARED DISPOSITIVE POWER

                     8    12,125,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
       12,125,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.9
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      HC, CO
------------------------------------------------------------------------------

---------------------                                 -------------------
CUSIP No. 480074 10 3                                 Page 5 of 15 Pages
---------------------                                 -------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      National Indemnity Company
------------------------------------------------------------------------------
      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (A) [X]
                                                                (B) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZEN OR PLACE OF ORGANIZATION
 4
      Nebraska Corporation
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-
       SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             12,125,000
                    -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
      EACH           7
    REPORTING             -0-
                    -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
    PERSON WITH      8
                          12,125,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      12,125,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.9
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      IC, CO
------------------------------------------------------------------------------

---------------------                                 -------------------
CUSIP No. 480074 10 3                                 Page 6 of 15 Pages
---------------------                                 -------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      GEICO Corporation
------------------------------------------------------------------------------
      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (A) [X]
                                                                (B) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZEN OR PLACE OF ORGANIZATION
 4
      Delaware Corporation
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-
       SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          12,125,000
     OWNED BY      -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-
       PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          12,125,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      12,125,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.9
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      HC, CO
------------------------------------------------------------------------------

---------------------                                 -------------------
CUSIP No. 480074 10 3                                 Page 6 of 15 Pages
---------------------                                 -------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Government Employees Insurance Company
------------------------------------------------------------------------------
      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (A) [X]
                                                                (B) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZEN OR PLACE OF ORGANIZATION
 4
      Maryland Corporation
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-
       SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             12,125,000
                   -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
      EACH           7
    REPORTING             -0-
                    -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
    PERSON WITH      8
                          12,125,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      12,125,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.9
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      IC
------------------------------------------------------------------------------

Item 1(a). Name of Issuer:

      Jones Apparel Group, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:

      250 Rittenhouse Circle
      Keystone Park
      Bristol, PA 19007

Item 2(a). Name of Persons Filing:
Item 2(b). Address of Principal Business Office:
Item 2(c). Citizenship:

      Warren E. Buffett
      1440 Kiewit Plaza
      Omaha, Nebraska 68131
      United States Citizen

      Berkshire Hathaway Inc.
      1440 Kiewit Plaza
      Omaha, Nebraska 68131
      Delaware Corporation

      OBH, Inc.
      1440 Kiewit Plaza
      Omaha, Nebraska 68131
      Delaware Corporation

      National Indemnity Company
      3024 Harney Street
      Omaha, Nebraska 68131
      Nebraska Corporation

      GEICO Corporation
      1 Geico Plaza
      Washington, DC 20076
      Delaware Corporation

      Government Insurance Employees Insurance Company
      1 Geico Plaza
      Washington, DC 20076
      Maryland Corporation

Item 2(d). Title of Class of Securities:

      Common Stock

Item 2 (e). CUSIP Number:

     480074 10 3

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:


     (a) [_]  Broker or Dealer registered under Section 15 of the Act.

     (b) [_]  Bank as defined in Section 3(a)(6) of the Act.

     (c) [X] Insurance Company as defined in Section 3(a)(19) of the Act.

              National Indemnity Company
              Government Employees Insurance Company

     (d) [_] Investment Company registered under Section 8 of the Investment Company Act of 1940.

     (e) [_] An investment advisor registered in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [X] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

              GEICO Corporation
              OBH, Inc.
              Berkshire Hathaway Inc.
              Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.)

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j) [X]  Group in accordance with Rule 13d-1(b)(1)(ii)(J).

              See Exhibit A

If this statement is filed pursuant to Rule 13d-1(c), check this box. [_]

Item 4.  Ownership.

     Warren E. Buffett

     (a) Amount Beneficially Owned:
         12,125,000

     (b) Percent of Class:

         9.9

     (c) Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote:

               -0-

         (ii)  shared power to vote or to direct the vote:

               12,125,000

         (iii) sole power to dispose or direct the disposition of:

               -0-

         (iv)  shared power to dispose or to direct the disposition of:

               12,125,000

     Berkshire Hathaway Inc.

     (a) Amount Beneficially Owned:

         12,125,000

     (b) Percent of Class:

         9.9

     (c) Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote:

               -0-

         (ii)  shared power to vote or to direct the vote:

               12,125,000

         (iii) sole power to dispose or direct the disposition of:

               -0-

         (iv)  shared power to dispose or to direct the disposition of:

               12,125,000

     OBH, Inc.

     (a) Amount Beneficially Owned:

         12,125,000

     (b) Percent of Class:

         9.9

     (c) Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote:

               -0-

         (ii)  shared power to vote or to direct the vote:

               12,125,000

         (iii) sole power to dispose or direct the disposition of:

               -0-

         (iv)  shared power to dispose or to direct the disposition of:

               12,125,000

  National Indemnity Company

     (a) Amount Beneficially Owned:

         12,125,000



     (b) Percent of Class:

         9.9

     (c) Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote:

               -0-

         (ii)  shared power to vote or to direct the vote:

               12,125,000

         (iii) sole power to dispose or direct the disposition of:

               -0-

         (iv)  shared power to dispose or to direct the disposition of:

               12,125,000

     GEICO Corporation

     (a) Amount Beneficially Owned:

         12,125,000

     (b) Percent of Class:

         9.9

     (c) Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote:

               -0-

         (ii)  shared power to vote or to direct the vote:

               12,125,000

         (iii) sole power to dispose or direct the disposition of:

               -0-


         (iv)  shared power to dispose or to direct the disposition of:

               12,125,000

     Government Employees Insurance Company

     (a) Amount Beneficially Owned:

         12,125,000

     (b) Percent of Class:

         9.9

     (c) Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote:

               -0-

         (ii)  shared power to vote or to direct the vote:

               12,125,000

         (iii) sole power to dispose or direct the disposition of:

               -0-

         (iv)  shared power to dispose or to direct the disposition of:

               12,125,000

Item 5.  Ownership of Five Percent or Less of a Class.

     Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

     Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.


     See Exhibit A

Item 8.  Identification and Classification of Members of the Group.

     See Exhibit A

Item 9.  Notice of Dissolution of Group.

     Not Applicable

Item 10. Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.


                                 SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 14th day of February, 2000

 /s/ Warren E. Buffett
-----------------------------------
Warren E. Buffett

BERKSHIRE HATHAWAY INC.                        OBH, INC.

By:  /s/ Warren E. Buffett                 By: /s/ Warren E. Buffett
    -------------------------                  -----------------------------
    Warren E. Buffett                          Warren E. Buffett
    Chairman of the Board                      Chairman of the Board


NATIONAL INDEMNITY COMPANY                     GEICO CORPORATION

By:  /s/ Warren E. Buffett                 By: /s/ Warren E. Buffett
    -------------------------                  -----------------------------
    Warren E. Buffett                          Warren E. Buffett
    Chairman of the Board                      Chairman of the Board



GOVERNMENT EMPLOYEES INSURANCE COMPANY

By:  /s/ Warren E. Buffett
    -------------------------
    Warren E. Buffett
    Chairman of the Board

                                   Exhibit A

                            MEMBERS OF FILING GROUP


PARENT HOLDING COMPANY:


Berkshire Hathaway Inc.

OBH, Inc.

GEICO Corporation

Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.)

RELEVANT SUBSIDIARIES THAT ARE INSURANCE COMPANIES AS DEFINED IN SECTION 3(a)(19) OF THE ACT:

National Indemnity Company
Government Employees Insurance Company